Exhibit 99.1

Investor Contact:	Randy Atkinson
(954) 308-7639
randalatkinson@spherion.com

Media Contact:	Lesly Cardec
(800) 422-3819
leslycardec@spherion.com
SPHERION CORPORATION ANNOUNCES NAME CHANGE TO SFN GROUP, INC.
— Name Change Positions Company for Accelerated Growth in Professional Services —
FORT LAUDERDALE, Fla., February 23, 2010 — Spherion Corporation (NYSE: SFN) today announced that the company has changed its name to SFN Group, Inc. The name change will become effective immediately and the company’s common stock will continue to be listed on the New York Stock Exchange and trade under its current ticker symbol: “SFN.” The company operates a family of specialized businesses, including: Technisource, Tatum, Mergis, Todays Office Professionals, SourceRight Solutions and Spherion Staffing Services, throughout its nearly 600 offices in the United States and Canada.
Commenting on the name change, SFN Group President and CEO Roy Krause noted, “The SFN Group name clearly defines each of our businesses under one unified company. Our new name also more accurately reflects our evolution to a strategic workforce solutions provider. It reinforces our commitment to provide our customers with specialized services to help them more effectively acquire, deploy, and manage the workforce. As our breadth of services, the industries in which we operate and customer base all continue to expand, each of our specialized businesses will be better positioned to strengthen their individual brand equity, while benefiting from the operating efficiencies and world-class technology of a $1.8 billion parent company dedicated to service excellence. This is a very exciting time for our company as we continue to position ourselves for accelerated growth in an improving economy.”
The SFN Group has transformed its business over the past two years. Today, the company offers expanded IT solutions services through Technisource; it has emerged as the market leader in RPO with the formation of SourceRight and with the most recent acquisition of Tatum, which specializes in the ‘Office of the CFO,’ the company’s professional services revenues are approaching 50% of total revenues. The more balanced business mix, along with a name change, will help investors and customers better understand how SFN Group’s distinct professional services and general staffing businesses are aligned within the corporate structure. By providing the market with greater clarity about its complete portfolio of strategic workforce solutions, SFN Group can more effectively position all of their businesses to take advantage of emerging opportunities for accelerated growth.
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About SFN Group
SFN Group (NYSE:SFN) is a strategic workforce solutions company that provides professional services and general staffing to help businesses more effectively source, deploy and manage people and the work they do. As an industry pioneer, SFN Group has sourced, screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs for more than 60 years.
With nearly 600 locations in the United States and Canada, SFN delivers strategic workforce solutions that improve business performance. From outsourcing to technology to professional services to staffing, SFN delivers the best combination of people, performance and service to improve the way work gets done. It provides its services to approximately 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. The company employs more than 160,000 people annually through its network and is one of North America’s largest employers. SFN provides its solutions through a family of specialized businesses: Technisource, Tatum, The Mergis Group, Todays Office Professionals, SourceRight Solutions and Spherion Staffing Services.
To learn more, visit www.sfngroup.com.
This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause Spherion’s actual results to differ materially from any projections contained in this release.
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